Exhibit h(9)(iii)

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT made as of the 15th day of July, 2016, by and between the HSBC Funds, each of the entities individually and not jointly, as listed on Schedule A, having their principal office and place of business at 452 Fifth Avenue, 7th Floor, New York, NY 10018 (each the "Fund" or a "Fund") and collectively, the "Funds") and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, Quincy, Massachusetts 02169-0953 (the "Transfer Agent").

WHEREAS, certain Funds may be authorized to issue shares in a separate series, such series shall be named under the respective Fund in the attached Schedule A, which may be amended by the parties from time to time, (each such series, together with all other series subsequently established by a Fund and made subject to this Agreement in accordance with Section 16, being herein referred to as a "Portfolio", and collectively as the "Portfolios");

WHEREAS, each Fund is either a statutory or business trust or a corporation organized under the laws of a state (as set forth on the Schedule A) and registered with the Securities and Exchange Commission as an investment company pursuant to the Investment Company Act of 1940, as amended (the "1940 Act");

WHEREAS, it is contemplated that additional Funds and Portfolios may become parties to this Agreement by written consent of the parties hereto and in accordance with Section 16; and

WHEREAS, each Fund, on behalf of itself and, where applicable, its Portfolios, desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the patties hereto agree as follows:

1.		Terms of Appointment and Duties

	1.1	Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, each Fund, on behalf of itself and, where applicable, its Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, its transfer agent for each Fund's authorized and issued shares of beneficial interest, as the case may be, ("Shares"), dividend disbursing agent and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each Fund and of any Portfolios of a Fund ("Shareholders"), including without limitation any periodic investment plan, dividend reinvestment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Transfer Agent and each of the Funds and their respective Portfolios, (the "Procedures") with such changes or deviations therefrom as have been (or may from time to time be) agreed upon in writing by the patties, the Transfer Agent agrees that it will perform the following services:

(a) Establish each Shareholder's account in the Fund on the Transfer Agent's recordkeeping system and maintain such account for the benefit of such Shareholder in accordance with the Procedures;

(b) Receive for acceptance and process orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of a Fund authorized pursuant to the organizational documents of the Fund (the "Custodian");

(c) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(d) Receive for acceptance and process redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(e) In respect to items (a) through (d) above, the Transfer Agent may execute transactions directly with broker-dealers or other intermediaries authorized by each Fund;

(f) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders or other designated payees;

(g) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(h) Prepare and transmit payments for dividends and distributions declared by a Fund on behalf of any Portfolio thereof;

(i) If applicable, issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Fund, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(j) Issue replacement checks and place stop orders on original checks based on Shareholder's representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of a Fund, and, as between the Fund and the Transfer Agent, the Fund shall be responsible for all losses or claims resulting from such replacement;

(k) Maintain records of account for and advise each Fund and its Shareholders as to the foregoing;

(1) Record the issuance of Shares of each Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Funds on a regular basis with the total number of Shares which are authorized and issued and outstanding but shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Funds;

(m) Accept any information, records, documents, data, certificates, transaction requests in printed form or by machine readable input, facsimile, data entry and electronic instructions, including e-mail communications, which have been prepared, maintained or provided by the Fund or any other person or firm on behalf of the Fund or from broker- dealers of record or third-party administrators ("TPAs") on behalf of individual Shareholders or directly from individual Shareholders. With respect to transaction requests received in the foregoing manner, the Transfer Agent shall not be responsible for determining that the original source documentation is in good order, which includes compliance with Rule 22c- l under the 1940 Act, and it will be the responsibility of the Fund to require its broker-dealers or TPAs to retain appropriate documentation. E-mail exchanges on routine matters may be made directly with a Fund's contact at the Transfer Agent. The Transfer Agent will not act on any e-mail communications coming to it directly from Shareholders requesting transactions, including, but not limited to, monetary transactions, change of ownership, or beneficiary changes;

(n) Maintain and manage, as agent for a Fund, such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, including but not limited to, the processing of Share purchases and redemptions and the payment of Fund dividends and distributions. The Transfer Agent may maintain such accounts at the bank or banks deemed appropriate by the Transfer Agent. In connection with the recordkeeping and other services provided to a Fund hereunder, the Transfer Agent may receive compensation from such banks for the management of such accounts and such compensation may be calculated based upon the average balances of such accounts;

(o) Receive correspondence pertaining to any former, existing or new Shareholder account, process such correspondence for proper recordkeeping and respond to Shareholder correspondence; and

(p) Process any request from a Shareholder to change account registration, beneficiary, beneficiary information, transfer and rollovers in accordance with the Procedures.

1.2

Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraphs, the Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform certain customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan, dividend reinvestment plan, or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts; preparing Shareholder lists for meetings; arranging for mailing of Shareholder reports and prospectuses and statements of additional information, when requested, to current Shareholders; if applicable, arranging for delivery of prospectuses in connection with first dollar confirmations into a Fund by any investor whether or not a current Shareholder; withholding taxes on U.S. resident and non-resident alien accounts; preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders; preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts; preparing and mailing activity statements for Shareholders; and providing Shareholder account information;

(b) Control Book (also known as "Super Sheet"). Maintain a daily record and produce a daily report for a Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for a Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c) Blue Sky Services. At the direction of the Funds, the Transfer Agent will perform the Blue Sky Services set forth on the attached schedule ("Schedule 1.2(c) entitled "Blue Sky Services").

(d) National Securities Clearing Corporation (the "NSCC"). (i) Accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Funds), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of authorized broker-dealers on the Fund dealer file maintained by the Transfer Agent; (ii) issue instructions to a Fund's banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc.'s computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e) Performance of Certain Services by a Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between a Fund and the Transfer Agent. If agreed to by a Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services and a Fund or its agent may perform these services on a Fund's behalf.

(f) Anti-Money Laundering ("AML ") Delegation. In order to assist the Funds with the Funds' AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based shareholder activity monitoring tools, and procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities or the financing of terrorism; and (ii) assist in the verification of persons opening accounts with the Fund (the "AML Procedures"). If a Fund elects to have the Transfer Agent implement the AML Procedures and delegate the day-to-day operation of such AML Procedures to the Transfer Agent, the parties will agree to such terms as stated in the attached schedule ("Schedule l .2(f)" entitled "AML Delegation") which may be changed from time to time subject to mutual written agreement between the parties.

(g) Call Center Services. Upon request of a Fund, answer telephone inquiries during the mutually agreed upon hours for each Fund each day on which the New York Stock Exchange is open for trading. The Transfer Agent shall answer and respond to inquiries from existing Shareholders, prospective Shareholders of a Fund and broker-dealers and other intermediaries on behalf of such Shareholders in accordance with , the telephone scripts provided by a Fund to the Transfer Agent, such inquiries may include, but are not limited to, requests for information on account set-up and maintenance, general questions regarding the operation of a Fund, general account information including dates of purchases, redemptions, exchanges and account balances, requests for account access instructions and literature requests. The Transfer Agent shall train its personnel to answer inquiries and not provide investment advice or undertake activities that would require broker-dealer registration.

(h) Short Term Trader. Upon request of a Fund, the Transfer Agent will provide the Fund with periodic reports on trading activity in the Fund, including the shareholder identity and transaction information where the Transfer Agent has such account level information, based on parameters provided to the Transfer Agent by the Fund, as amended from time to time. The services to be performed by the Transfer Agent for a Fund hereunder will be ministerial only and the Transfer Agent shall have no responsibility for monitoring or reviewing market-timing activities. Upon written instruction from a Fund, the Transfer Agent will implement a short-term trading redemption fee based on parameters provided to the Transfer Agent by the Fund. A Fund shall instruct the Transfer Agent as to any accounts that it has determined to be exempt from such fee. A Fund, no less than once a year, will review the list of exempt accounts and instruct the Transfer Agent of any changes to an account's exempt status. The Transfer Agent shall report to a Fund any known exceptions to such instructions.

(i) Omnibus Transparency Services. Upon request of a Fund, the Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund's obligations under Rule 22c-2(a)(2) under the 1940 Act. The parties will agree to such services and terms as stated in the attached schedule ("Schedule 1.2(i)" entitled "Omnibus Transparency Services") that may be changed from time to time subject to mutual written agreement between the parties.

(j) Identity Theft Prevention. The Transfer Agent has developed and shall maintain a program of policies, procedures and controls that is reasonably designed to (i) comply with applicable federal identity theft prevention laws, rules and regulations (the "identity theft rules") applicable to the Transfer Agent and/or a Fund, including but not limited to Regulation S-ID and (ii) assist in the detection, prevention and mitigation of identity theft with respect to the records and accounts of each Fund's shareholders that are maintained by the Transfer Agent (the "identity theft program"). The Transfer Agent agrees to comply with such identity theft program during the term of this Agreement with respect to each Fund's shareholder accounts and records that are maintained by the Transfer Agent. The Transfer Agent agrees to report any detected violations of the identity theft rules, including any incidents of attempted or suspected identity theft that are detected by the Transfer Agent, promptly (i) to a Fund in accordance with agreed upon procedures, and (ii) to the U.S. Department of Treasury's Financial Crimes Enforcement Network ("FinCEN") to the extent a suspicious activity report ("SAR") filing is required. The Transfer Agent shall handle such SAR filing in accordance with Section 4.2 of Schedule l .2(f) to this Agreement.

(k) Escheatment, Orders, Etc. If requested by a Fund (and as mutually agreed upon by the parties as to any reasonable reimbursable expenses), provide any additional related services (i.e., pertaining to escheatments, abandoned property, garnishment orders, bankruptcy and divorce proceedings, Internal Revenue Service or state tax authority tax levies and summonses and all matters relating to the foregoing).

(1) Section l 2(d)(l) Reports. Upon mutual agreement with respect to the applicable criteria and rep01i methodology, the Transfer Agent will prepare a report that will highlight any individual unaffiliated fund of fund account with holdings of more than 3% of a Portfolio's total outstanding shares or instances where unaffiliated fund of fund holdings in the aggregate exceed 10% of a Portfolio's total outstanding shares;

(m) Section l 9(a) Statements. Upon receipt of specific instructions from a Fund to do so, the Transfer Agent will arrange for the inclusion of inserts of Section 19(a) statements to accompany dividends and distribution mailings to the extent the Fund deems it required by Section 19(a) of the 1940 Act;

(n) Information for Prospectus Delivery and Confirmations. The Transfer Agent will provide a Fund or its delegates full and accurate shareholder account and transaction information in order to facilitate delivery by the Fund or its delegates of prospectuses, and the preparation and delivery of transaction confirmations, to each Shareholder purchasing Shares;

(o) Shareholder Privileges. For direct Fund accounts, which are accounts not registered in the name of a financial intermediary ("Direct Accounts"), the Transfer Agent shall, upon request of the Fund, provide system-generated reports regarding rights of accumulation, letters of intent or other Shareholder breakpoints;

(p) Complaints. Upon request of the Fund, the Transfer Agent will produce a monthly system-generated report of any complaints regarding the Funds that have been received by Transfer Agent;

(q) Account Application Review. For Direct Accounts, if the Shareholder's account application is missing certain information that the Transfer Agent has been advised by a Fund or its distributor is necessary for the Fund or distributor to make a suitability determination, the Transfer Agent shall request the missing information from such Shareholders and document the information upon receipt in AWD before accepting the Shareholder's order;

(r) Non-U S. Investors. Requests received by the Transfer Agent for new accounts from non-U.S. investors shall be directed to the Fund for instruction; and

(s) Additional Services. Upon request of the Fund and mutual agreement between the parties as to the scope and any applicable fees, the Transfer Agent may provide additional services to the Fund under the terms of this Agreement. Such services and fees shall be set forth in a writing and may be added by an amendment to, or as a statement of work under, this Agreement.

1.3

Individual Retirement Accounts. With respect to IRAs, SIMPLE IRAs, SEP IRAs, Roth IRAs and Coverdell Education Savings Accounts ("Individual Retirement Accounts") offered by the Fund for its shareholders, the Transfer Agent may, upon written agreement between the Transfer Agent, the Fund and the Fund's designated IRA custodian, provide certain additional services to such Individual Retirement Accounts.

1.4	Site Visits and Inspections; Regulatory Examinations. During the term of this Agreement, authorized representatives of the Funds may conduct periodic site visits of the Transfer Agent's facilities and inspect the Transfer Agent's records and procedures solely as they pertain to the Transfer Agent's services for the Funds under or pursuant to this Agreement. Such inspections shall be conducted at a Fund's expense (which shall include costs related to providing materials, copying, faxing, retrieving stored materials, and similar expenses) and shall occur during the Transfer Agent's regular business hours and, except as otherwise agreed to by the parties, no more frequently than twice a year. In connection with such site visit and/or inspection, such Fund shall not attempt to access, nor will it review, the records of any other clients of the Transfer Agent and such Fund shall conduct the visit/inspection in a manner that will not interfere with the Transfer Agent's normal and customary conduct of its business activities, including the provision of services to the Funds and to other clients. The Transfer Agent shall have the right to immediately require the removal of any Fund representatives from its premises in the event that their actions, in the reasonable opinion of the Transfer Agent, jeopardize the information security of its systems and/or other client data or otherwise are disruptive to the business of the Transfer Agent. The Transfer Agent may require any persons seeking access to its facilities to provide reasonable evidence of their authority. The Transfer Agent may also reasonably require any of a Fund's representatives to execute a reasonable confidentiality agreement before granting such individuals access to its facilities. The Transfer Agent will also provide reasonable access to the Fund's governmental regulators, at the Fund's expense, solely to (i) the Fund's records held by the Transfer Agent and (ii) the procedures of the Transfer Agent directly related to its provision of services to the Fund under the Agreement. Notwithstanding the foregoing restrictions on site visits agreed upon by the parties, the Transfer Agent agrees that the Funds and their agents shall have access to each Fund's records throughout the term of this Agreement.

	1.5	Tax-related support. The parties agree that to the extent that the Transfer Agent provides any services under this Agreement that relate to compliance by a Fund with the Internal Revenue Code of 1986, as amended ("Code") or any other tax law, including without limitation, withholding, as required by federal law, taxes on Shareholder accounts, preparing, filing and mailing information tax reporting on U.S. Treasury Department Forms 1099, 1042, and 1042S, and performing and paying backup withholding as required for shareholders, the Transfer Agent will not make any judgments or exercise any discretion. The Transfer Agent's responsibilities hereunder shall not extend to or include duties and responsibilities of a "tax return preparer" as defined in the Code. The Funds will provide comprehensive instructions to the Transfer Agent in connection with the services and shall promptly respond to requests for direction from the Transfer Agent regarding IRS notices and other requests.

	1.6	The U S. Foreign Account Tax Compliance Act ("FATCA ''). The Transfer Agent shall maintain in a Fund's records, valid documentation sufficient to establish the FATCA status of each Shareholder registered on the books of such Fund for purposes of FATCA (including an executed United States Internal Revenue Service ("IRS") Form W-9 or appropriate W-8, as applicable). The Transfer Agent shall take such further actions as required by applicable FATCA regulations with respect to account onboarding and due diligence, monitoring, remediation, withholding and reporting, or as otherwise agreed upon with a Fund from time to time in connection with FATCA compliance. The Transfer Agent shall advise a Fund of any changes in circumstances (for purposes of FATCA) of which it is aware or has reason to know with respect to such Shareholders.

2.		Exception Services

2.1

Transactions identified under Section 1 of this Agreement shall be deemed exception services ("Exception Services"), which must be mutually agreed upon in advance, when such transactions:

(a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform transfer agency and recordkeeping services;

(b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the Transfer Agent's recordkeeping system; or

(c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the Transfer Agent's recordkeeping system than is normally required.

3.		Fees and Expenses

	3.1	Fee Schedule. For the performance by the Transfer Agent pursuant to this Agreement, the Funds agree to pay the Transfer Agent the fees and charges as set forth in the attached fee schedule ("Schedule 3.1"). Such other fees and charges identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between a Fund and the Transfer Agent. The parties agree that the fees set forth on Schedule 3.1 shall apply with respect to the Funds set forth on Schedule A hereto as of the date hereof and to any newly created funds added to this Agreement under Section 16 that have requirements consistent with services then being provided by the Transfer Agent under this Agreement. The fees set forth on Schedule 3.1, however, shall not automatically apply to any funds resulting from acquisition or merger subsequent to the execution of this Agreement. In the event that a fund is to become a party to this Agreement as the result of an acquisition or merger then the parties shall confer diligently and in good faith, and agree upon fees applicable to such fund.

	3.2	Other Fees and Charges. In addition to the fees paid under Section 3.1 above, the Funds agree to pay the Transfer Agent for certain other reasonable fees and charges, as applicable, including but not limited to: AML and Customer Identification Program ("CIP") annual fees, suspicious activity reporting for networked accounts, audio response, checkwriting, CIP-related database searches, commission fee application, COOL, data communications equipment, computer hardware, DST disaster recovery charge, DST and DSTO products and services, escheatment, express mail and delivery services, FDIC deposit insurance account charges, federal wire charges, forms and production, freight charges, household tape processing, lost shareholder searches, lost shareholder tracking, manual check pulls, microfiche, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, special mailing, statements, supplies, tax reporting (federal and state), telecommunications equipment, telephone (telephone and fax lines), training, transcripts, travel, TIN certification (W-8 & W-9), year-end processing and other fees, charges or expenses incurred at the direction of a Fund or with advance written notice to a Fund.

3.3

Increases. The fees and charges set forth on Schedule 3.1 may increase or may be increased in connection with new or additional services, or new or additional functions, features or modes of operation of the TA2000 system, as provided below. If the Transfer Agent notifies a Fund of a proposed increase in fees, the parties shall confer, diligently and in good faith, to discuss the proposed new fee to cover such new fund feature and to agree upon what, if any, increase in fees will be implemented. In any event, the Fund reserves the right, in its commercially reasonable discretion, to opt out of the new or additional services, or new or additional functions, features or modes of operation of the TA2000 system and to continue the terms of this Agreement under the then existing fee level.

If the Transfer Agent notifies a Fund of a proposed increase in fees or charges resulting from changes in laws applicable to its transfer agency business or laws applicable to a Fund, which the Transfer Agent has agreed to abide by and implement, and such changes result in an increase to the Transfer Agent's ongoing costs to provide the affected service or function by five percent (5%) or more, the parties shall confer, diligently and in good faith, to discuss a potential increase in fees from the Fund and to agree upon what, if any, increase in fees will be implemented.

3.4	Postage. Postage for mailing of dividends, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Funds at least seven (7) days prior to the mailing date of such materials.

3.5	Invoices. The Funds agree to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective invoice, except for any fees or expenses that are subject to good faith dispute. In the event of such a dispute, the Funds may only withhold that portion of the fee or expense subject to the good faith dispute. The Funds shall notify the Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each invoice if the Funds are disputing any amounts in good faith. If the Funds do not provide such notice of dispute within the required time, the invoice will be deemed accepted by the Funds. The Funds shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled as may be required by law or legal process.

3.6	Cost of Living Adjustment. After the first year of the Initial Term, the total fee for all services for each succeeding year shall equal the fee that would be charged for the same services based on the then current fee increased by the lesser of (i) the percentage increase for the twelve-month period of such previous calendar year of the CPI-W (defined below), or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties, and (ii) 2.5%. As used herein, "CPI-W" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston-Brockton-Nashua, MA-NH-ME-CT, (Base Period: 1982-84 = 100), as published by the United States Department of Labor, Bureau of Labor Statistics.

3.7	Late Payments. In the event that during any twelve month period, a Fund pays any undisputed amounts in two or more invoices after their respective due dates, then the Transfer Agent may charge, and a Fund shall pay, a late charge for any future invoice paid after the applicable due date. In such event, a Fund shall pay the Transfer Agent a late charge in the amount equal to the interest on the amount due (from the due date to the date of payment) at the per annum rate equal to one percent (1.0%) plus the Prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent) on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provisions of Massachusetts law.

4.	Representations and Warranties of the Transfer Agent

The Transfer Agent represents and warrants to the Funds that:

	4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

	4.2	It is duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and it will remain so registered for the duration of this Agreement. It will, to the extent legally permitted, notify the Funds in the event of any material change in its status as a registered transfer agent.

	4.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

	4.4	It is empowered under applicable laws and by its Articles of Organization and By-Laws to enter into and perform the services contemplated in this Agreement.

	4.5	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

	4.6	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

	4.7	It is and will remain in material compliance with all federal and state laws, rules and regulations applicable to its transfer agency business and the performance of its duties, obligations and services under this Agreement, including applicable federal and state privacy and/or identity theft prevention laws.

	4.8	The various procedures and systems which it has implemented with regard to safeguarding from loss or damage attributable to fire, theft or any other cause, the Funds' records and other data and the Transfer Agent's records, data equipment facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as the Transfer Agent may deem reasonably necessary for the secure performance of its obligations hereunder.

5.		Representations and Warranties of the Fund

Each Fund represents and warrants to the Transfer Agent that:

5.1	It is a trust or corporation duly organized and existing and in good standing under the laws of the state of its organization as set forth on Schedule A.

5.2	It is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

5.3	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

	5.4	It is an open-end investment company registered under the 1940 Act.

	5.5	A registration statement under the Securities Act of 1933, as amended, for each Fund is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale by the Fund, or appropriate exemptions, including private placement exemptions, are available with respect to the Shares of each Fund for which a registration statement is not effective.

6.		Data Access and Proprietary Information

6.1

Each Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Information (as defined in Section 9.4 below) or the confidential information of the Fund. Nothing contained herein shall be construed as granting the Transfer Agent any right, title or interest, express or implied, in or to any of each Fund's Confidential Information (as defined in Section 9.2 below), including Customer Information. Each Fund expressly reserves such rights. The Funds agree to treat all Proprietary Information as proprietary to the Transfer Agent and further agree that they shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Fund agrees for itself and its employees and agents to:

(a) Use such programs and databases solely from equipment at the location agreed to between the Funds and the Transfer Agent and in accordance with the Transfer Agent's applicable user documentation;

(b) Refrain from copying or duplicating the Proprietary Information in any way (other than in the normal course of using the services);

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

(d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to a Fund's computer to be retransmitted to any other computer or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Funds to have access only to those authorized transactions as agreed to between the Funds and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

6.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

6.3	Each Fund acknowledges that its obligation to protect the Transfer Agent's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

6.4	If a Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

6.5	If the transactions available to a Fund include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

6.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

6.7	DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE USED IN CONNECTION WITH THE PERFORMANCE OF THE SERVICES UNDER THIS AGREEMENT ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.		Indemnification

	7.1	The Transfer Agent shall not be responsible for, and the Funds shall each indemnify, defend and hold harmless the Transfer Agent, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the "Transfer Agent Indemnitees"), from and against all losses, judgments, damages, claims, liabilities, costs and expenses (including without limitation, reasonable attorneys' fees and expenses) (collectively, the "Adverse Consequences") that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with:

(a) All actions of the Transfer Agent or the Transfer Agent Indemnitees required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) A Fund's bad faith or willful misconduct;

(c) The reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith and without negligence or willful misconduct, by the Transfer Agent, or the Transfer Agent Indemnitees on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or the Transfer Agent Indemnitees by machine readable input, facsimile, data entry, electronic instructions, or other similar means authorized by a Fund, and which have been prepared, maintained or performed by a Fund or any other person or firm on behalf of a Fund including but not limited to any broker-dealer, TPA or previous transfer agent; (ii) any instructions or requests of a Fund or any of its officers; or (iii) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any state agency with respect to the offer or sale of such Shares;

(e) The acceptance of and reasonable reliance upon email or facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs or a Fund, and the reasonable reliance by the Transfer Agent or Transfer Agent Indemnitees on the broker-dealer, TPA or a Fund ensuring that the original source documentation is in good order and properly retained;

(f) The negotiation and processing of any checks, wires and ACH transmissions including without limitation for deposit into, or credit to, a Fund's demand deposit accounts maintained by the Transfer Agent, provided that such negotiation and processing are done in good faith and without negligence or willful misconduct; or

(g) Any obligations under any NSCC agreements required for the transmission of Fund or Shareholder data through the NSCC clearing systems.

7.2	A Fund shall not be responsible for, and the Transfer Agent shall indemnify, defend and hold harmless such Fund, and its directors, officers, employees, agents, subcontractors, affiliates and subsidiaries (the "Fund Indemnitees"), from and against all Adverse Consequences that may at any time be asserted against or incurred by any of them in connection with claims by third parties directly arising out of or in connection with the Transfer Agent's failure to perform the Services in accordance with the Standard of Care under this Agreement.

7.3	In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other party, the indemnified party shall promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or in the name of the indemnified party. The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify the indemnified party except with the indemnifying party's prior written consent.

7.4	As-of Adjustments.

(a) The Transfer Agent and a Fund will discuss liability for an "as of ' transaction loss on a case-by-case basis. Subject to the limitation set forth in Section 8, the Transfer Agent will accept responsibility for a particular situation resulting in an 'as of loss to a Fund where such loss is "material," as hereinafter defined, and, under the particular facts at issue, the Transfer Agent's conduct was culpable and the Transfer Agent's conduct is the sole cause of the loss. A loss is "material" for purposes of this Section 7.4 when it results in an error on a particular transaction which equals or exceeds one full cent ($.01) per share times the number of shares outstanding. The Fund agrees that in connection with determining the loss with respect to such "as of ' transactions, it shall permit the netting of gains in one class of the Fund against losses in another class of the Fund when there are related transactions across such classes.

(b) If the net effect of the "as of ' transactions that are determined to be caused solely by the Transfer Agent is negative and exceeds the above limit, then the Transfer Agent shall promptly contact the Fund accountants. The Transfer Agent will work with the Fund accountants to determine what, if any, impact the threshold break has on such Fund's Net Asset Value and what, if any, further action is required. These further actions may include but are not limited to, such Fund re-pricing the affected day(s), the Transfer Agent re-processing, at its expense, all affected transactions in that Fund that took place during the period or a payment to such Fund. The Funds agree to work in good faith with the Transfer Agent and wherever possible, absent a regulatory prohibition or other mutually agreed upon reason, each Fund agrees to re-price the affected day(s) and to allow the Transfer Agent to re-process the affected transactions. When such re-pricing and re-processing is not possible, the Transfer Agent and the Fund shall work together in good faith to determine the amount to be paid by the Transfer Agent to settle such loss.

	7.5	The parties agree that for all purposes under this Agreement, including but not limited to the indemnification provided in Section 7.1, the assets of one Fund or Portfolio cannot be used to satisfy the liabilities of any other Fund or Portfolio, and under no circumstances will the obligations or liabilities of a particular Fund or Portfolio constitute an obligation or liability applicable to any other Fund or Portfolio. The use of this single document to memorialize the agreement of the Funds and their respective Portfolios is understood to be for clerical convenience only and will not constitute any basis for joining the Funds or Portfolios for any reason.

8.		Standard of Care

The Transfer Agent agrees to use best efforts in performing the services under this Agreement and shall at all times act in good faith and without negligence, fraud or willful misconduct. Notwithstanding the foregoing, the Transfer Agent's aggregate liability during the Term of this Agreement with respect to, arising from or arising in connection with all claims under this Agreement for the services provided by the Transfer Agent under this Agreement for all of the Funds subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Agreement during: (i) the twelve (12) calendar months, or (ii) if such claims arise from breaches by the Transfer Agent of its obligations under Section 9 of this Agreement, the eighteen (18) calendar months, immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any intentional malicious acts or intentional malicious omissions by the Transfer Agent's employees. For purposes of this Section 8, "intentional malicious acts or intentional malicious omissions" shall mean those acts undertaken or omitted purposefully under the circumstances in which the person knows that such acts or omissions violate this Agreement and are likely to cause damage or harm to the Fund.

9.		Confidentiality

	9.1	The Transfer Agent and the Funds agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, film, corporation or other business organization, any Confidential Information (as defined below) of the other party used or gained by the Transfer Agent or a Fund during performance under this Agreement. The Funds and the Transfer Agent further covenant and agree to retain all such Confidential Information in trust for the sole benefit of the Transfer Agent or a Fund and their respective successors and assigns. In the event of breach of the foregoing by either party, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure of the Confidential Information in breach of this Agreement, the party whose Confidential Information is disclosed shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach. The above prohibition of disclosure shall not apply to the extent that the Transfer Agent must disclose such Confidential Information to its sub-contractor or a Fund agent for purposes of providing services under this Agreement, or any governmental or regulatory body who is authorized by law or regulation to request such information.

9.2	For purposes of this Agreement, Confidential Information shall mean: (a) with respect to Confidential Information of a Fund: (i) shareholder lists, cost figures and projections, profit figures and projections, all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans) relating to the business of a Fund, or any other secret or confidential information whatsoever of a Fund; and (ii) all information that a Fund is obligated by law to treat as confidential for the benefit of third parties, including but not limited to Customer Information (defined below); and (b) with respect to the Transfer Agent's Confidential Information: all non-public information, including but not limited to trade secrets, proprietary information, and information about products, business methods and business plans, customer names and other information related to customers, fee schedules, price lists, pricing policies, financial information, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, procedures, "know-how," organizational structure, user guides, marketing techniques and materials, marketing and development plans, and data processing software and systems relating to the Transfer Agent's business, operations or systems (or to the business, systems or operations of the Transfer Agent's affiliates or third parties).

9.3	The obligations of confidentiality and nondisclosure of each of the Transfer Agent and a Fund set forth in this Section 9 shall not apply to information which (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the receiving party or its employees, representatives or agents; or (ii) becomes available to the receiving party on a non-confidential basis from a third party which is entitled to disclose it; or (iii) was known to the receiving party on a non-confidential basis prior to its disclosure to the receiving party by the other party; or (iv) was independently developed by the receiving party. For avoidance of doubt, the obligations of confidentiality and nondisclosure of the Transfer Agent set forth in this Section 9 shall also not apply with respect to statistical, analytical or similar data obtained or developed by the Transfer Agent in the course of providing the services hereunder and the Transfer Agent may aggregate or consolidate such data, on a non-attributable and non-identifiable basis, with similar information gathered by the Transfer Agent in providing services to other parties.

	9.4	For purposes of this Agreement, "Customer Information" means all the customer identifying data however collected or received, including without limitation, through "cookies" or non-electronic means pertaining to or identifiable to a Fund's Shareholders, prospective shareholders and plan administrators (collectively, "Fund Customers"), including without limitation, (i) name, address, email address, passwords, account numbers, personal financial information, personal preferences, demographic data, marketing data, data about securities transactions, credit data or any other identification data; (ii) any information that reflects the use of or interactions with a Fund service, including a Fund's web site; or (iii) any data otherwise submitted in the process of registering for a Fund service. For the avoidance of doubt, Customer Information shall include all "nonpublic personal information," as defined under the Gramm-Leach-Bliley Act of 1999 (Public Law 106-102, 113 Stat. 1138) ("GLB Act") and all "personal information" as defined in the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq., ("Mass Privacy Act"). This Agreement shall not be construed as granting the Transfer Agent any ownership rights in the Customer Information.

	9.5	The Transfer Agent will use the Confidential Information, including Customer Information, only in compliance with (i) the provisions of this Agreement, (ii) its own Privacy and Information Sharing Policy, as amended and updated from time to time and (iii) federal and state privacy laws, including the GLB Act and the Mass Privacy Act, as such is applicable to its transfer agency business.

	9.6	In the event that any requests or demands are made for the inspection of the records of a Fund, the Transfer Agent will use reasonable efforts to notify a Fund (except where prohibited by law) and to secure instructions from an authorized officer of a Fund as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit a Fund's records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the records to such person. In the event that the Transfer Agent is requested or authorized by a Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of a Fund by state or federal regulatory agencies (excluding routine regulatory examinations), to produce such records of a Fund or the Transfer Agent's personnel as witnesses, the Fund agrees to pay the Transfer Agent for the Transfer Agent's time and expenses, as well as the fees and expenses of the Transfer Agent's counsel, incurred in responding to such request, order or requirement.

10.		Covenants of the Fund and the Transfer Agent

10.1

The Funds shall furnish to the Transfer Agent the following as soon as reasonably practicable:

(a) A certified copy of the resolution of the Board of Trustees or the Board of Directors, as the case may be, of each Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

(b) A copy of the organizational documents of each Fund and all amendments thereto.

10.2	The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Funds for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

10.3	Records. The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form, manner and for such periods, as it may deem advisable and as may be required by (i) the laws and regulations applicable to its business as a Transfer Agent, including, but not limited to, those set forth in 17 CFR 240.17Ad-6 and 17 CFR 240.17Ad-7, and those set forth in IRS regulations with respect to any services as information reporting and withholding agent for a Fund, in each case as such regulations may be amended from time to time; and (ii) its record retention policies. The Transfer Agent shall also maintain customary records in connection with its agency for the Fund; particularly those records required to be maintained pursuant to subparagraph (2)(iv) of paragraph (b) of Rule 3 la-1 under the Investment Company Act of 1940. Records maintained by the Transfer Agent on behalf of a Fund shall be made available for reasonable examinations by the SEC upon reasonable request and shall be maintained by the Transfer Agent for such period as required by applicable law or until such earlier time as the Transfer Agent has delivered such records into a Fund's possession or destroyed them at a Fund's request.

10.4	Compliance Program. The Transfer Agent maintains and will continue to maintain a comprehensive compliance program reasonably designed to prevent violations of the federal securities laws pursuant to Rule 38a-l under the 1940 Act. Pursuant to its compliance program, the Transfer Agent will provide periodic measurement reports to the Funds. Upon request of a Fund, the Transfer Agent will provide to the Funds in connection with any periodic annual or semi-annual shareholder report filed by the Funds or, in the absence of the filing of such reports, on a quarterly basis, a sub-certification pursuant to the Sarbanes-Oxley Act of 2002 with respect to the Transfer Agent's performance of the services set forth in this Agreement and its internal controls related thereto. In addition, on a quarterly basis, the Transfer Agent will provide to the Fund a certification in connection with Rule 38a-1 under the 1940 Act. The Transfer Agent reserves the right to amend and update its compliance program and the measurement tools and certifications provided thereunder from time to time in order to address changing regulatory and industry developments.

Notwithstanding the foregoing, the Transfer Agent will maintain the "Compliance Corner" or similar feature of its compliance program in order that the Funds and their service providers may have reasonable access to the underlying documentation supporting the Transfer Agent's AML and other compliance related services. The Transfer Agent shall make available to the Fund via its Compliance Corner site, current information on the Transfer Agent's Compliance+ Program, including information on federal securities laws, business process flow charts and associated summaries, corporate procedures (including AML procedures), client-specific quarterly compliance measurement dashboard reports, certain trending analysis, compliance news bulletins/newsletters, the Transfer Agent's procedures manual and other compliance and regulatory materials. In addition, the Transfer Agent will update and consult with the Funds when and as appropriate on changes to local legislation or regulation that may impact the Transfer Agent's ability to deliver the services outlined within this Agreement. The Transfer Agent and the Fund will also discuss, as appropriate, other regulatory changes impacting the industry; provided, however, that the Transfer Agent shall not furnish legal advice to the Funds and the Funds shall be responsible for making their own determinations on any such matters. To the extent that the Transfer Agent receives an inquiry from a regulator that pertains to the Funds, it will, to the extent not prohibited by such regulator or applicable law, advise the Funds of such inquiry as set forth in Section 9.6.

10.5	SOC I Reports. The Transfer Agent will furnish to the Funds, on a semi-annual basis, a SOC 1 (Type 2) Rep01i in accordance with the Auditing Standard Board, Attestation Standards-AT Section 801, as well as such other reports and information relating to the Transfer Agent's policies and procedures, as the parties may mutually agree upon.

10.6	Information Security. The Transfer Agent has implemented and maintains and will continue to maintain at each service location physical and information security and data protection safeguards against the destruction, loss, theft, unauthorized access, unauthorized use, or alteration of a Fund's Confidential Information, including Customer Information, in the possession of the Transfer Agent that will be no less rigorous than the greater of: (i) the security the Transfer Agent applies to its own Confidential Information; (ii) commercially reasonable standards; or (iii) the requirements of law and regulation applicable to the Transfer Agent and its services. The Transfer Agent will, at a minimum, update its policies to remain compliant with applicable regulatory requirements, including those under the GLB Act and the Mass Privacy Act. The Transfer Agent will meet with the Fund, at its request, on an annual basis, and as otherwise reasonably requested by the Fund, to discuss information security safeguards. If the Transfer Agent or its agents discover or are notified that someone has violated security relating to a Fund's Confidential Information, including Customer Information, the Transfer Agent will promptly (a) notify a Fund of such violation within 24 hours of discovery, and (b) if the applicable Confidential Information was in the possession or under the control of the Transfer Agent or its agents at the time of such violation, the Transfer Agent will promptly (i) investigate, contain and address the violation, (ii) provide a Fund with information on the steps being taken to reduce the risk of a reoccurrence of such violation, and (iii) if requested by a Fund based on the facts and circumstances of the incident, provide credit monitoring or other similar services for a one-year period to Shareholders or others affected by the violation.

10.7	The Transfer Agent shall at all times employ a current version of a commercially available virus detection software program that employs regular updates to test the hardware and software applications used by it to deliver the services for the presence of any computer code designed to disrupt, disable, harm or otherwise impede the operation of such hardware or software. In the event of a cyber-attack that materially impacts the Transfer Agent's provision of services under this Agreement or compromises any Customer Information or other information or data of a Fund or its administrator or distributor, the Transfer Agent will notify the Fund as soon as reasonably possible of such attack (and no later than 24 hours following Transfer Agent's initial determination that the cyber attack may have impacted Transfer Agent's provision of services under this Agreement or may have compromised any Customer Information or other information or data of a Fund or its administrator or distributor) and the steps that are being taken to remedy the consequences of such attack. The Transfer Agent shall provide a Fund with regular updates as to such attack and upon completion of the investigation, the Transfer Agent shall provide a Fund with a final update reflecting the extent of the attack, the Customer Information or other information or data of the Fund or its administrator or distributor that was compromised, the remedial or corrective actions taken, and the additional measures, if applicable, that the Transfer Agent has implemented to reduce the risk or impact of a similar future cyber-attack.

	10.8	Business Continuity. The Transfer Agent will maintain a comprehensive business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Transfer Agent will test the adequacy of its business continuity plan at least annually and upon request, the Fund may participate in such test. Upon request by the Fund, the Transfer Agent will provide the Fund with a letter assessing the most recent business continuity test results. The Transfer Agent agrees that it will not alter its comprehensive business continuity plan in any way that would materially negatively impact the recovery times or other parameters related to business continuity which are material to the services provided under this Agreement. In the event of a business disruption that materially impacts the Transfer Agent's provision of services under this Agreement, (i) the Transfer Agent will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan; and (ii) the parties shall (if requested by a Fund) meet as soon as commercially practicable to review the extent of the disruption and the implementation of a recovery process. The Transfer Agent agrees to act in good faith and take all reasonable steps in accordance with its business continuity plan to minimize service interruptions to a Fund. In the event of a business disruption that results in a material service interruption to a Fund, the parties shall negotiate in good faith and agree upon an appropriate fee reduction for the period subject to such service disruption. The Transfer Agent agrees, if requested by a Fund, to provide information to the Fund to allow the Fund to develop a disaster contingency plan that will work in concert with the Transfer Agent's plan.

	10.9	Staff The Transfer Agent agrees to maintain a sufficient level of trained staff that it deems to be adequate to meet the requirements of this Agreement.

11.		Termination of Agreement

	11.1	Term. The initial term of this Agreement (the "Initial Term") shall be five (5) years from the date first stated above (the "Initial Term"). This Agreement shall automatically extend for additional, successive one (1) year terms (each a "Renewal Term") unless terminated as of the end of the Initial Term or a Renewal Term by the Funds on not less than one hundred and eighty (180) days prior written notice to the Transfer Agent. In the event the Funds wish to terminate this Agreement prior to the expiration of the Initial Term or a Renewal Term, the Funds shall give the Transfer Agent at least one hundred and eighty (180) days prior written notice and shall be subject to the terms of this Section, including the payments applicable under Section 11.3. One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the Transfer Agent and the Funds will agree upon a Fee Schedule for such Renewal Term. Notwithstanding the foregoing, agreement upon a Fee Schedule for a Renewal Term shall not restrict a Fund's right to terminate this Agreement with at least one hundred and eighty (180) days prior written notice. In the event the parties fail to agree upon a new Fee Schedule as of such date, the Fee Schedule set forth as Schedule 3.1 hereto shall remain in effect subject to increase under Section 3.6. Notwithstanding the termination or non-renewal of this Agreement, the terms and conditions of this Agreement shall continue to apply until the completion of Deconversion (defined below). Termination of this Agreement with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Fund or Portfolio.

11.2

Deconversion. In the event that this Agreement is terminated or not renewed for any reason by the Funds, the Transfer Agent agrees that, in order to provide for uninterrupted service to the Funds, the Transfer Agent, at the Funds' request, shall offer reasonable assistance to the Funds in converting the Funds' records from the Transfer Agent's systems to whatever services or systems are designated by the Funds (the "Deconversion"). Such Deconversion is subject to the recompense of the Transfer Agent for such assistance at its standard rates and fees in effect at the time and to a reasonable time frame for perfo1mance as agreed to by the parties. As used herein "reasonable assistance" shall not include requiring the Transfer Agent (i) to assist any new service or system provider to modify, to alter, to enhance, or to improve such provider's system, or to provide any new functionality to such provider's system, (ii) to disclose any protected information of the Transfer Agent, including the Proprietary Information as defined in Section 6.1, or (iii) to develop Deconversion software, to modify any of the Transfer Agent's software, or to otherwise alter the format of the data as maintained on any provider's systems.

11.3	Termination or Non-Renewal.

(a) Outstanding Fees and Charges. In the event of termination or non-renewal of this Agreement, the Fund will promptly pay the Transfer Agent all fees and charges for the services provided under this Agreement (i) which have been accmed and remain unpaid as of the date of such notice of termination or non-renewal; (ii) which thereafter accme for the period through and including the date of the Funds' Deconversion; and (iii) any "true up" payment (as defined in Footnote 1 of Schedule 3.1 to the Agreement) for the current year (calculated on a pro rata basis based on the months during which the Agreement was in effect until notice was provided) and any unpaid portion of the true up payment owed with respect to the immediately preceding year.

(b) Deconversion Costs. In the event of termination or non-renewal of this Agreement, the Funds shall pay the Transfer Agent for the Deconversion costs as noted in Section 11.2.

(c) Early Termination for Convenience. In addition to the foregoing, in the event that (i) the Funds terminate this Agreement prior to the end of the Initial Term other than due to the Transfer Agent's bankruptcy under Section 11.6, for cause under Section 11.7, or as a result of a change of control under Section 11.11; or (ii) the Transfer Agent terminates this Agreement for cause under Section 11.7, or due to the Funds' bankruptcy under Section 11.6 or due to unpaid invoices under Section 11.5, the Funds shall in each case pay the Transfer Agent an early termination fee, the amount of which shall be determined as follows:

(i) if the Agreement is terminated during the first three years of the Initial Term, the early termination fee shall be equal to twenty-four (24) months of the fees payable to the Transfer Agent under this Agreement (calculated as set forth in Schedule 3.1, including the Total Annual Transfer Agent Fee Minimum of $850,000); or

(ii) if the Agreement is terminated after the first three years of the Initial Term, the early termination fee equal the lesser of: (y) twelve (12) months of the fees payable to the Transfer Agent under this Agreement; or (z) the fees payable for the number of months remaining in the term (in each case calculated as set forth on Schedule 3.1, including the Total Annual Transfer Agent Fee Minimum of $850,000).

If the termination under this subsection (c) occurs during the first two years of the Initial Term, the Fund agrees to reimburse the Transfer Agent in an amount equal to the cost of any waived conversion and implementation costs, which will be subject to a pro rata reduction over such two year period. The early termination fees do not apply to the internal mergers or liquidations of individual Funds into other Funds serviced under the Agreement.

(d) Post-Deconversion Support Fees. In the event of termination or non-renewal of this Agreement, the Fund shall pay the Transfer Agent all reasonable fees and expenses for providing any support services that the Fund requests the Transfer Agent to provide post Deconversion, including but not limited to tax reporting and open issue resolution. The Transfer Agent will provide the Funds with a fee schedule and an estimate of any such costs.

The amounts set forth in paragraphs (a), (b) and (c) above, shall become due and payable and shall be paid by the Funds on the business day immediately prior to the Deconversion. The amounts set f01ih in (d) shall be invoiced as incurred and paid promptly by the Funds upon receipt of such invoices.

11.4

Confidential Information. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

23

11.5	Unpaid Invoices. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Funds to the Transfer Agent being outstanding for more than ninety (90) days after receipt by the Funds, provided that the Transfer Agent provides the Fund with sixty (60) days' notice and an opportunity to pay the unpaid invoice. Such right to terminate shall not apply with respect to any amount subject to a good faith dispute within the meaning of Section 3.5 of this Agreement.

11.6	Bankruptcy. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

11.7	Cause. If one of the parties hereto shall be materially in default in the performance of any of its duties and obligations under this Agreement (the "Defaulting Party"), the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party in sufficient detail to permit the Defaulting Party to identify and cure such default. and if such default or breach shall not have been remedied within sixty (60) days after such written notice is given, or, if not capable of remedy within sixty (60) days, a good faith eff01i is not promptly commenced and thereafter diligently pursued in an appropriate manner, then the Non-Defaulting Party may terminate the Agreement by giving reasonable written notice of such termination to the Defaulting Party within ninety (90) days of the date on which such right of termination first commenced.

11.8	In the event that the Fund terminates this Agreement prior to the end of the Initial Term, other than by reason of the Transfer Agent's bankruptcy under Section 11.6 or for cause under Section 11.7, then effective as of the first day of any month in which the Transfer Agent receives notice of such te1mination, the discounts of fees and charges or fee concessions provided under this Agreement shall cease and shall be recoverable retroactively by the Transfer Agent on a pro rata basis. The amount recoverable by the Transfer Agent in accordance with this Section 11.8 shall equal the product of: (i) the percentage of the Initial Term that remains unexpired as of the first day of the month in which the Transfer Agent receives notice of the termination; and (ii) the total amount of discounts of fees and charges or fee concessions provided under this Agreement provided through the first day of the month in which the Transfer Agent receives notice of the termination. Thereafter, the Funds shall pay full, undiscounted fees and charges for the services.

11.9	The parties agree that the effective date of any Deconversion as a result of termination hereof shall not occur during the period from December 15th through Mmch 1st of any year to avoid adversely impacting a year-end.

11.l 0

Within sixty (60) days after completion of a Deconversion, the Funds will give notice to the Transfer Agent containing reasonable instructions regarding the disposition of tapes, data files, records, original source documentation or other property belonging to the Funds and then in the Transfer Agent's possession and shall make payment for the Transfer Agent's reasonable costs to comply with such notice. If the Funds fail to give that notice within sixty (60) days after termination of this Agreement, then the Transfer Agent may elect to deliver to the Funds or to store such property. The reasonable costs of any such disposition or of the continued storage of such tapes, data files, records, original source documentation or other properties shall be billed to, and within thirty (30) days of receipt of such invoice paid by, the Funds. Failure to pay such sums when due shall incur a late charge in accordance with Section 3.7 of this Agreement. The Transfer Agent may keep one copy of certain Fund related records to the extent, and for such period, as may be legally required in order to comply with regulatory requirements applicable to the Transfer Agent, as discussed under Section 10.3.

11.11

Change of Control. In addition to any rights set forth in this Agreement, during the first thirty-six (36) months of the Initial Term, in the event of a change of control (defined below) of the Transfer Agent, the Fund shall have the option to terminate this Agreement if in its reasonable judgment, the change of control will adversely impact the financial strength or ability of the Transfer Agent to perform its obligations under this Agreement. The Transfer Agent will give written notice to the Fund of said occurrence as soon as legally permissible and shall include sufficient detail to enable the Fund to evaluate the impact of such change of control on the Transfer Agent's ability to continue to perform it obligations. The Fund shall have ninety (90) days after the receipt of notice from the Transfer Agent to exercise such termination option by delivering written notice to the Transfer Agent and such termination shall take effect no sooner than six (6) months after the date of such delivery, unless mutually agreed by the parties. Except as otherwise provided herein, a change of control of the Transfer Agent shall mean the transfer to, or the acquisition of all of the assets or business of the Transfer Agent by an organization not affiliated with the Transfer Agent. For avoidance of doubt, a change of control shall not be deemed to have occurred in connection with (i) any reorganization of the Transfer Agent or the transfer of its assets to or with an entity that is affiliated with the Transfer Agent; or (ii) any increase or decrease, as between the Transfer Agent's parent companies, of their respective level of share ownership in the Transfer Agent; or (iii) any unaffiliated third party purchase of the Transfer Agent by a venture capital or similar firm in which the Transfer Agent's management, operations, facilities' locations, and systems remain the same following such acquisition. For purposes of this Section, an "affiliated entity" shall mean an entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Transfer Agent.

12.

Assignment and Third Party Beneficiaries

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

Notwithstanding anything to the contrary, any successor(s) to the Fund(s) by merger, consolidation, redomiciliation or similar transaction that results in the continuation of the Funds' business with the same Board of Trustees, investment adviser and shareholders, and the assumption of the Funds' assets and liabilities, shall not constitute an assignment for purposes of this Agreement. In connection with any such transaction, the Funds shall cause the successor entity to execute a novation agreement with the Transfer Agent acknowledging the successor's assumption of all of the Funds' obligations under this Agreement.

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Funds. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Fund. Neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

13.

Subcontractors

The Transfer Agent may, without further consent on the part of the Funds, subcontract for the performance hereof with an affiliate of the Transfer Agent which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the 1934 Act and has the financial capacity and resources to provide the services required of the Transfer Agent hereunder; provided, however, that the Transfer Agent shall be fully responsible to the Funds for the acts and omissions of its affiliate ( and for any other agent or subcontractor selected and used by the Transfer Agent to provide services required hereunder) as it is for its own acts and omissions. The foregoing shall not be deemed to apply to any direct contracts between the Fund and any affiliate of the Transfer Agent as to which the Transfer Agent is not a party. In any event, the Transfer Agent shall instruct its agents to comply with the terms and conditions of this Agreement applicable to such agent and the Transfer Agent shall remain solely responsible for the performance of this Agreement. The Transfer Agent may provide the services hereunder from affiliated entities at service locations within or outside of the United States. In the event that Transfer Agent wishes to have an affiliate that is located outside the United States provide any processing activity that would involve such affiliate having access to Customer Information of the Funds' shareholders, the Transfer Agent shall provide the Funds with prior notice and afford the Funds a reasonable period for conducting any due diligence that may be required by its applicable regulators. The Transfer Agent shall not provide call center services involving direct interaction with the Funds' shareholders by subcontractors based in locations outside the United States without the prior consent of the Funds, which shall not be unreasonably withheld.

For purposes of this Agreement, unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, shall not be deemed to be subcontractors of the Transfer Agent.

14.		Changes and Modifications

14.1

During the term of this Agreement the Transfer Agent will use on behalf of the Funds all modifications, enhancements, or changes which its affiliate DST Systems, Inc. may make to the TA2000 System in the normal course of its business and which are applicable to functions and features offered by the Funds. No charges will be assessed therefor unless a specific charge is made for such improvements in the standard Transfer Agent pricing schedule, and is charged generally to other existing customers using the modified or improved system, in which event such charges shall be based on number of accounts or some other equitable measure allocating charges in accordance with number of users or amount of usage. Notwithstanding the foregoing, (i) all such improvements shall be option-controlled (i.e., the Funds may elect not to activate such improvements and such improvements shall not be necessary to the functionality of the systems or services); and (ii) prior to implementing any additional fees for such improvements, the Transfer Agent shall provide written notice of the proposed additional fees to the Funds, along with supporting documentation sufficient to justify the proposed increase in such fees. If any change in law, rule, regulation or industry practice requires the Transfer Agent to make substantial system improvements that result in material increases in the cost of operating the affected Transfer Agent system, then the Transfer Agent and the Funds, will negotiate in good faith any appropriate additional costs to be paid by the Funds (in accordance with the Funds' pro-rata share of such costs among the Transfer Agent's customers based on respective number of accounts or other equitable measure as agreed upon by the parties).

14.2

The Transfer Agent shall have the right, at any time and from time to time, to alter and modify any systems, programs, procedures or facilities used or employed in performing its duties and obligations hereunder; provided that the Funds will be notified as promptly as possible prior to implementation of such alterations and modifications and that no such alteration or modification (as well as an explanation of their expected changes to services and/or deliverables) or deletion shall materially adversely change or affect the operations and procedures of the Funds in using or employing the TA2000 System or the Transfer Agent's facilities hereunder or the reports to be generated by such system and facilities hereunder, unless the Funds are given ninety (90) days prior notice to allow the Funds to change their procedures and unless the Transfer Agent provides the Funds with revised operating procedures and controls. Any material systems' changes or developments during the term of the Agreement shall be option-controlled ( i.e., the Funds may elect not to activate such changes or developments and such changes or developments shall not be necessary to the functionality of the systems or services).

	14.3	All enhancements, improvements, changes, modifications or new features added to the TA2000 System however developed or paid for shall be, and shall remain, the confidential and exclusive property of, and proprietary to, DST Systems, Inc., an affiliate of the Transfer Agent.

15.		Miscellaneous

	15.1	Amendment. This Agreement may be amended or modified only by a written agreement executed by the Transfer Agent and the Funds and authorized or approved by a resolution of the Board of Trustees or the Board of Directors, as the case may be, of the Funds.

	15.2	Governing Law; Jurisdiction. The laws of the Commonwealth of Massachusetts (without regard to any principles of conflicts of law thereof) shall govern all matters arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts located in Boston, Massachusetts in connection with any matters arising out of this Agreement and to waive any objection to the propriety or convenience of venue in such courts.

	15.3	Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

	15.4	Consequential Damages. Neither party to this Agreement shall be liable to the other party for special, indirect or consequential damages under any provision of this Agreement or for any special, indirect or consequential damages arising out of any act or failure to act hereunder.

	15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

	15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

	15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11.	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.
(a)	If to the Transfer Agent, to: Boston Financial Data Services, Inc. 2000 Crown Colony Drive Quincy, Massachusetts 02169-0953 Attention: General Counsel, Legal Department

(b)	If to the Funds, to: HSBC Funds c/o HSBC Global Asset Management (USA) Inc. 452 Fifth Avenue, 7th Floor New York, NY 10018 Attention: Richard A Fabietti cc: Chief Legal Officer

15.13	Insurance. The Transfer Agent shall maintain insurance coverage at commercially reasonable levels deemed appropriate by the Transfer Agent's Board of Directors. Upon the request by a Fund, the Transfer Agent shall provide evidence that the Transfer Agent has such coverage is in place. The Transfer Agent shall promptly notify a Fund in the event that such coverage is cancelled. The mere purchase and existence of insurance shall not reduce or release Transfer Agent from any liability incurred or assumed within the scope of this Agreement.

16.	Additional Portfolios/Funds

Additional Funds/Portfolios. In the event that a Fund establishes one or more series of Shares, in addition to those listed on the attached Schedule A, with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder by the parties amending the Schedule A to include the additional series.

Additional Funds. In the event that an entity affiliated with the Funds, in addition to those listed on the Schedule A, desires to have the Transfer Agent render services as transfer agent under the terms hereof and the Transfer Agent agrees to provide such services, upon completion of an amended Schedule A signed by all parties to the Agreement, such entity shall become a Fund hereunder and any series thereof shall become a Portfolio hereunder.

Conditions re: Additional Funds/Portfolios. In the event that the Transfer Agent is to become the transfer agent for new funds or portfolios, the Transfer Agent shall add them to the TA2000 System upon at least sixty (60) days' prior written notice to the Transfer Agent provided that the requirements of such funds or portfolios are generally consistent with services then being provided by the Transfer Agent under this Agreement, in which case the fees and expenses for such additional funds or portfolios shall be determined in accordance with Section 3.1.

17.	Limitations of Liability of the Trustees and Shareholders

In the case where a Fund is a trust, a copy of the trust instrument (if applicable) is on file with the Secretary of the State of the state of its organization, and notice is hereby given that this instrument is executed on behalf of the trustees of the trust as trustees and not individually and that the obligations of this instrument are not binding upon any of the trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Richard A. Fabietti

Name:	Richard A. Fabietti

Title:	President, HSBC Funds

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

BOSTON FINANCIAL DATA SERVICES, INC.
By:
Name:
Title:

31

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE ENTITIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:

Name:

Title:

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

Boston Financial Data Services
By:	/s/ Tracey W. Shelby

Name:	Tracey W. Shelby

Title:	Chief Relationship Officer

SCHEDULE A

Dated: July 15, 2016

	Type of Entity	Jurisdiction
HSBC Prime Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC U.S. Government Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC U.S. Treasury Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Prime 60 Money Market Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Emerging Markets Debt Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Emerging Markets Local Debt Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Total Return Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Frontier Markets Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Asia ex-Japan Smaller Companies Equity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global High Yield Bond Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global High Income Bond Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Global Equity Volatility Focused Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Economic Scale Index Emerging Markets Eq uity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Euro High Yield Bond Fund (USD Hedged)	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Fund Class I	Series of a Delaware statutory trust	State of Delaware
HSBC Opportunity Potifolio	Series of a Delaware statutory trust	State of Delaware
HSBC Aggressive Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Balanced Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Moderate Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Conservative Strategy Fund	Series of a Delaware statutory trust	State of Delaware
HSBC Income Strategy Fund	Series of a Delaware statutory trust	State of Delaware

SCHEDULE 1.2(c)
Blue Sky Services
Dated: July 15, 2016

Fund Responsibilities

In connection with the provision of the Services by the Transfer Agent, the Funds shall:

1.	Serve as liaison between the Funds' existing Blue Sky provider and the Transfer Agent to facilitate the conversion of the Funds' existing files and sales feeds to the Transfer Agent's Blue Sky Solution database;

2.	With respect to each Fund, identify the states and territories where the Fund's shares will be offered for sale;

3.	Determine the availability of any exemptions under a jurisdiction's Blue Sky laws with the assistance of the Transfer Agent;

4.	Work with the Transfer Agent to identify what systematic exemptions will be taken by the Funds;

5.	Provide written instructions in the Transfer Agent's standard format to implement systematic exemptions and exclusions from reporting where practicable on the Transfer Agent's Blue Sky software system;

6.	Provide written instructions to the Transfer Agent to remove current permit period sales from the Transfer Agent's Blue Sky software database upon determination that such sales qualify for exemptions or exclusion from reporting to the applicable states where registration fees are based on sales;

7.	Facilitate the issuance of a limited power of attorney in favor of the Transfer Agent in order that the Transfer Agent may submit Notice Filings and other filings required by the states and territories and payments with respect thereto on behalf of each Fund;

8.	To the extent Fund is notified by an inte1medimy of new sales data feeds, notify the Transfer Agent in writing of any changes to or additions of Blue Sky sales data feeds and work with the Transfer Agent to facilitate the necessary updates;

9.	Serve as liaison with the Funds to facilitate the transmission of wire transfers for payment by the Funds for invoiced state fees as needed; and

10.	Provide written instruction detailing action to be taken upon receipt of written notification from the Transfer Agent that a direct broker Blue Sky sales feed is available for activation.

The Transfer Agent's Responsibilities

The Transfer Agent will perform the Services set forth below.

1.	Coordinate the conversion, including any and all related state filings, from the Funds' existing Blue Sky service provider to the Transfer Agent including all state permits and all activated sales feeds identified by a Fund;

2.

File Initial Notice Filings, as applicable, in all states and territories in which the applicable  Fund's shares will be offered, in the form of and as required by the applicable laws of the states and territories;

3.

File each Fund's renewals and amendments to reflect name changes, terminations, domicile changes, issuer address changes, fiscal year end changes, distributor changes, as applicable, in all states and territories in which the applicable Fund's shares will be offered, in the form of and as required by the applicable laws of the states and territories;

4.	File each Fund's sales reports to the extent required by applicable law, in the form of and as required by the applicable laws of the states and territories;
5.	Invoice each Fund for fees owed to each state in accordance with procedures agreed upon in writing by a Fund and the Transfer Agent;
6.	At the direction of a Fund, make payments, at the expense of the applicable Fund, of Notice Filing fees;
7.

File the Prospectuses and Statements of Additional Information, supplied by a Fund, and any amendments and supplements thereto to the extent required by the applicable laws of the states and territories;

8.	File annual reports and proxy statements, supplied by a Fund to the extent required by the applicable laws of the states and territories;
9.	File all necessary notices to permit each Fund or class of a Fund that is eligible for reduced fees applicable to money market funds or otherwise to qualify for reduced fees in a state or territory;
10.

File all correspondence and related documentation so as to provide notice of the applicable Fund's intent to take exemptions if such notice is required by the state or territory in order to permit the Fund to utilize such exemptions;

11.	Advise a Fund prior to communicating with the states and territories regarding any sales in excess of the registered amount for a permit so the Fund can advise in writing the action to be taken;
12.	Provide Fund information regarding the Sales to Existing Shareholders Exemptions and the Institutional Investor Exemptions available in the states and territories;
13.

Include in sales report filings, all sales reported to the Transfer Agent via (i) transfer agency Blue Sky sales feed and; (ii) broker Blue Sky sales feeds, including, without limitation, feeds that (a) were transferred as part of the conversion from the Funds' prior Blue Sky vendor, or (b) confirmed in writing by a Fund to be activated, less any exempt sales the Fund has directed the Transfer Agent in writing to remove prior to such filing.

14.	At the direction of a Fund, serve as liaison between the Funds and the applicable Blue Sky jurisdiction:
15.

Provide guidance and best practice information concerning Blue Sky reporting requirements and mutual fund industry Blue Sky reporting practices including utilization of exemptions and intermediary data feeds;

16.	Conduct annual due diligence reviews;
17.

In the event that the Transfer Agent becomes aware of the sale of a Fund's shares in a jurisdiction in which no Notice Filing has been made, the Transfer Agent shall report such information to a Fund and a Fund shall instruct the Transfer Agent with respect to the corrective action to be taken;

Schedule 1.2(c) - 2

18.	File all additional amendments to increase registered amounts in accordance with agreed upon procedures in all states and territories in which the applicable Fund's shares will be offered, in the form of and as required by the applicable laws of the states and territories;

19.	Maintain a reasonable level of knowledge and expertise with regard to Blue Sky statutes and regulations in order to carry out services and notify a Fund of law changes that materially impact the Services under this agreement. Notwithstanding the foregoing, the Funds acknowledges the Transfer Agent is not acting in a legal capacity with respect to the Funds; and

20.	Perform such additional services as the Transfer Agent and a Fund may agree upon in writing and added to this Agreement by amendment.

Schedule l.2(c) - 3

SCHEDULE l.2(f)
AML DELEGATION
Dated: July 15, 2016

1.	Delegation.

	1.1	In order to assist each Fund with the Fund's AML responsibilities under applicable AML laws, the Transfer Agent offers certain risk-based AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with a Fund. Each Fund has had an opportunity to review the AML Procedures with the Transfer Agent and desires to implement the AML Procedures as part of each Fund's overall AML program (the "AML Program").

	1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, each Fund hereby instructs and directs the Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund's behalf and delegates to the Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Fund and the Transfer Agent upon the execution by such parties of a revised Schedule l.2(f) bearing a later date than the date hereof.

	1.3	The Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in each Fund for which the Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Consent to Examination. In connection with the performance by the Transfer Agent of the AML Procedures, the Transfer Agent understands and acknowledges that each Fund remains responsible for assuring the Fund's compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA PATRIOT Act") and that the records the Transfer Agent maintains for each Fund relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

3.	Limitation on Delegation. Each Fund acknowledges and agrees that in accepting the delegation hereunder, the Transfer Agent is agreeing to perform only the AML Procedures, as may be amended from time to time, and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by a Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder. Additionally, the parties acknowledge and agree that the Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information.

SCHEDULE l.2(f)
AML DELEGATION
Dated: July 15, 2016

4.		AML Procedures

	4.1	Consistent with the services provided by the Transfer Agent and with respect to the ownership of Shares in the Funds for which the Transfer Agent maintains the applicable Shareholder information, the Transfer Agent shall:

(a) On a daily basis, submit all new customer account registrations and registration changes against the Office of Foreign Assets Control ("OFAC") database, the Politically Exposed Persons ("PEP") database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(b) Submit all account registrations through OFAC database, the PEP database, and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c) On a daily basis, submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database;

(d) Review certain types of redemption transactions that occur within thirty-four (34) days of an account establishment, registration change, or banking information change (e.g. redemption by wire within 34 days of banking information change; rapid depletion of account balance after establishment; and redemption by check within 34 days of address change);

(e) Review wires sent pursuant to banking instructions other than those on file with the Transfer Agent;

(f) Review accounts with small balances followed by large purchases;

(g) Review accounts with frequent activity within a specified date range followed by a large redemption;
____________________

1 The accounts, transactions, items and activity reviewed in each case are subject to certain standard exclusions as set forth in written procedures of the Transfer Agent, which have been made available to the Fund and which may be modified from time to time.

Schedule l .2(f) - 2

SCHEDULE l.2(f)
AML DELEGATION
Dated: July 15, 2016

(h) Review purchase and redemption activity by check that meets or exceeds $100,000 threshold on any given day;

(i) Review high risk work types that warrant a second look when an item has been reviewed in the past. (In connection with this review, the Transfer Agent shall periodically provide the Fund with a listing of the work types that are viewed as high risk.)

(j) Determine when a suspicious activity report ("SAR") should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide such Fund with a copy of the SAR within a reasonable time after filing; and notify the Fund if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k) Compare account information to any FinCEN request received by a Fund and provided to the Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Fund with the necessary information for it to respond to such request within required time frame;

(1) (i) Take reasonable steps to verify the identity of any person seeking to become a new customer of a Fund and notify the Fund in the event such person cannot be verified, (ii) Maintain records of the information used to verify the person's identity, as required, and (iii) Determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to such Fund by any government agency;

(m) Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Transfer Agent will contact a Fund's AML Officer for further instruction.

(n) Upon the request by a Fund, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain "special measures" against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

Schedule l .2(f) - 3

(o) Create and retain records required under 31 CFR 103.33 in connection with the transmittals of funds in amounts equal to or in excess of $3,000, and transmit such information on the transactions to the receiving financial institutions.

(p) When a foreign account has been opened with the consent of the Fund, send the shareholder a due diligence questionnaire in order to determine the risk ranking of the account and whether or not it is a foreign shell bank; notify Fund if account is from foreign shell bank or has a moderate or high risk ranking and follow instruction from the Fund (e.g. open, close, file SAR, etc.) with respect to the account.

Schedule l .2(f) - 4

SCHEDULE 1.2(f)
AML DELEGATION
Dated: July 15, 2016

4.2	In the event that the Transfer Agent detects activity as a result of the foregoing procedures, which necessitates the filing by the Transfer Agent of a SAR on behalf of a Fund or other similar report or notice to OFAC, then the Transfer Agent shall first immediately notify the Fund, unless prohibited by applicable law and shall then work with the applicable Fund(s) as to the appropriate next steps, including but not limited to, making required filings with OFAC. Notwithstanding the foregoing, the Transfer Agent shall obtain the prior approval of the applicable Fund(s) before filing a SAR on behalf of such Fund(s).

Schedule l .2(f) - 5

SCHEDULE 1.2(i)
OMNIBUS TRANSPARENCY SERVICES
Dated: July 15, 2016

A.		The Funds shall provide the following information to the Transfer Agent:

	1.	The name and contact information for the Financial Intermediary, with which the Funds have a "shareholder information agreement" (under which the Financial Intermediary agrees to provide, at the Fund's request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an "accountlet")),that is to receive an information request;

	2.	The Funds to be included, along with each Fund's frequency trading policy, under surveillance for the Financial Intermediary;

	3.	The frequency of supplemental data requests from the Transfer Agent;

	4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

	5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data)

B.		Upon receipt of the foregoing information, the Funds hereby authorize and instruct the Transfer Agent to perform the following Services:

	1.	Financial Intermediary Surveillance Schedules.

(a) Create a system profile and infrastructure based upon parameters set by the Fund to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b) Initiate information requests to the Financial Intermediaries.

	2.	Data Management Monitoring

(a) Monitor status of information requests until all supplemental data is received.

(b) If a Financial Intermediary does not respond to a second request from the Transfer Agent, the Transfer Agent shall notify the Fund for the Fund to follow-up with the Financial Intermediary.

	3.	Customized Reporting for Market Timing Analysis

(a) Run information received from the Financial Intermediaries through TA2000 System functionalities.

(b) Generate exception reports using parameters provided by the Funds.

	4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a) Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b) Analyze Financial Intermediary supplemental data (items), which are identified as "Potential Violations" based on parameters established by the Funds.

(c) Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a) Communicate results of analysis to the Funds or upon request of the Funds directly to the Financial Intermediary.

(b) Unless otherwise requested by the Funds and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c) Update AWD Work Object with comments detailing resolution.

(d) Keep a detailed record of all data exceptions and inquires with regards to potential violations.

6.	Management Reporting

(a) Provide periodic reports, in accordance with agreed upon frequency and content parameters, to the Funds. As reasonably requested by the Funds, the Transfer Agent shall furnish ad hoc reports to the Funds.

7.	Support Due Diligence Programs

(a) Update system watch list with pe1iinent information on trade violators.

(b) Maintain a detailed audit trail of all accounts that are blocked and reason for doing so.

Schedule 1.2(i) - 2

SCHEDULE 3.1 FEES AND EXPENSES

Effective Date: July 15, 2016

General: Fees are billable on a monthly basis at the rate of 1/12 of the annual fee. The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed and shall continue until such account is purged from the system.

I. Annual Account Service Fees
Direct Account (Non NSCC Matrix Level III) Fees	$18.00 per account
Trust Account	$12.00 per account
Networked Account (NSCC Matrix Level III) Fees	$10.00 per account
Closed Accounts	$2.00 per account

Complex Base Fee (includes 85 CUSIPS)	$250,000.00
Additional CUSIPS	$7,500.00 per CUSIP

Annual Account Service Fees Minimum [1]	$650,000.00

Retirement Fee (paid by the shareholder)
IRA Custodial Fee	$15.00 per SSN

Automated Work Distributor Fees
Workstation Fee	$5,200.00 per workstation

II. Money Market Reform Fees[2]
Implementation Fee[3]
Annual Fee	$150,000.00 per year

Institutional CUSIP fee (includes 1 -3 intraday	$25,000.00 per CUSIP
price points)[4]

____________________

1 Annual Account Service Fees Minimum is the greater of the $650,000 or the total Annual Account Service Fees. In the event that Total Annual Transfer Agent Fees set forth in Section I are below $850,000, then the difference between $850,000 and the Total Annual Transfer Agent Fees will be billed to the Fund in 12 monthly installments along with the Fund's regular monthly invoice in the following year. Any "true up" payment made by the Fund based on a prior year's failure to meet $850,000 in Total Annual Transfer Agent Fees will not be included in the determination of whether the Total Annual Transfer Agent Fees have met the $850,000 threshold for the current 12 month period. In the final year of the Agreement, if the Total Annual Transfer Agent Fees do not meet the $850,000 threshold, then the true-up payment will be paid to the Transfer Agent at the time of the termination of the Agreement. For purposes of determining the Total Annual Transfer Agent Fees for any year, the calculation shall not include Money Market Reform Fees, Blue Sky Fees, 22c-2 Fees or other charges and expenses.

2 Except as noted herein, Money Market FNAV fees will be phased in for HSBC: Year 1 maximum $50,000, Year 2 maximum $100,000, Year 3 maximum $150,000, and Year 4 maximum $200,000. In Year 5, HSBC would be subject to the full FNAV service fee. The maximums noted are based on 3 active FNAV CUSIPS. Additional active FNAV CUSIPS over the initial 3, shall be subject to the Institutional CUSIP Fee. Fees will not go into effect until October 2016.

3 Standard implementation fees are waived, including up to 75 hours of testing time; however, any hours over the expected 75 will be billed to HSBC at existing technical support rates

4 The CUSIP fee applies to any CUSIP for which Boston Financial will support a floating NAV with more than one daily price.

Additional price points	$5,000.00 per price point

Event Fees (Fees + Gates) [5]
Event Minimum	$15,000.00 per event
Staffing Fee	$500.00 per associate per day

III. Blue Sky Fees
Per Permit Fee:
1 - 1,000 Permits	$58.50 per permit
1,001 - 2,500 Permits	$45.00 per permit
2,501 Permits & Above	$42.50 per permit

Annual fee for direct broker/dealer linkage	$500.00 per linkage

One-time complex fee for establishing	$1,000 per linkage
transfer agency broker linkage

IV. 22c-2 Service Fees
Full Service Annual Base Fee	$75,000 per year

Accountlet Fees
1 - 150,000 accountlets	$0.00 per accountlet
150,001+ accountlets	$0.24 per accountlet

Per Investigation Fee
1-100 investigations/month	included in base fee
100+ investigations/month	$15.00 per investigation

Purge programming	$195.00 per hour

Other Fees, Charges and Expenses. Billed as incurred in accordance with Section 3.2 of the Agreement.

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5 Event fees will only be assessed if a liquidity fee or gate is invoked by the Fund.

Schedule 3.1 - 1